Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors & Financial Media: Financial Dynamics Julie Huang/Theresa Kelleher (212) 850-5600 wst@fd-us.com	Media: Schwartz Communications Risa Goldman 781-684-0770 westpharma@schwartz-pr.com

Exhibit 99.1

WEST PHARMACEUTICAL SERVICES, INC. FIRST QUARTER 2006 RESULTS

- Earns $0.54 per diluted share from continuing operations, excluding charge -

- Sales growth of 49% includes 35% from acquired businesses -

-Raises earnings outlook for 2006 following a strong quarter –

Lionville, PA, April 27, 2006 – West Pharmaceutical Services, Inc. (NYSE: WST), the global market leader in closure systems and syringe components for use with injectable drugs, today announced its results for the three months ended March 31, 2006. Reported sales grew by 49.1% compared to the first quarter of 2005, to $222.8 million, despite the negative effects of foreign currency translation, which reduced sales by 2.8%. Acquired businesses accounted for 35 percentage points of the sales increase.

The Company reported income from continuing operations of $0.43 per diluted share in the quarter. Reported results included a debt extinguishment loss of $0.12 per diluted share after tax and a tax benefit of $0.01 per diluted share as a result of the favorable resolution of a claim reserve established in an earlier period. In order to aid in the comparison of period results, the accompanying tables include a reconciliation of GAAP results and non-GAAP results, which exclude these items. On that basis, earnings per diluted share from continuing operations would have been $0.54 in the current quarter, compared to $0.41 in the first quarter of 2005, a 31.7% increase.

Donald E. Morel, Ph.D., West’s Chairman and Chief Executive Officer said, “Our strong first quarter, from both a sales and operations perspective, has the year off to a very good start. Stronger than anticipated sales, especially in Europe, coupled with the improving product mix and production efficiencies, resulted in significantly better financial performance. In our pharmaceutical packaging operations, growth continues to be focused in high-value products and prefilled syringe components. The businesses we acquired last year are operating in line with our expectations and have contributed to our earnings per share improvement this quarter.”

Business Segments

Readers are cautioned that comparisons of reported results for the first quarter 2006 to the 2005 first quarter are not meaningful as a result of acquisitions made since the beginning of 2005. In the Pharmaceutical Systems segment these include Monarch Analytical Laboratories, Inc., acquired in February 2005, and Medimop Medical Projects, Ltd., acquired in August 2005. In the Tech Group segment, first quarter 2005 results include only the results of the Company’s pre-

existing plastics molding and assembly business, and exclude the business of the Tech Group, Inc. that was acquired in May of 2005. This release refers to, and the accompanying tables provide a reconciliation of, non-GAAP results excluding the impact of the acquired businesses in order to aid in making period comparisons.

Pharmaceutical Systems

Revenue in the Pharmaceutical Systems segment grew 18.5% to $160.0 from $135.0 in the first quarter of 2005, despite a $6.5 million, or 3.9%, adverse effect of currency translation. Acquired businesses contributed $5.6 million to segment sales and 3.8 percentage points of the sales increase. Geographically, sales continue to grow at a faster rate in Europe than in the Americas and other global markets despite the negative impact of currency translation. Product line strength continues in coated versions of prefilled syringe components and serum vial stoppers and products employing the Company’s Westar® post-production processes to satisfy higher standards for product cleanliness and handling. Sales of the Company’s Flip-Off® seals, which can integrate elements of drug product protection, tamper evidence, and differentiation, were notably stronger, and sales of seal lining material improved as a result of expanded production capacity that came on line late in 2005.

Sales growth in the first quarter was driven in part by production for customers’ inventory in anticipation of new product launches and other customer production management issues, as well as by safety stock orders, which the Company believes were made in response to longer order-to-delivery lead times for its products. Approximately $5 million of sales growth in the quarter is attributed to inventory building by customers and the businesses’ order backlog continues to grow.

Pharmaceutical Systems’ gross margin improved to 35.4% from 32.6% as a result of economies of scale associated with increased production levels, cost improvement programs, and higher margins in recently acquired businesses. $1.8 million of the increased gross profit was realized at the Company’s Kinston, NC facility, which was not operating at normal capacity in the first quarter of 2005. Price increases that took effect in the first quarter offset nearly all of the increases in raw material, energy and labor costs.

Selling, general and administrative (SG&A) costs were $3.3 million higher as a result of, among other things, a $1.6 million increase in compensation costs, including increased employment and incentive compensation, and the $0.8 million effect of the acquisition of Medimop. SG&A as a percentage of sales did not change when compared to the prior year period. Reported operating profit for the Pharmaceutical Systems segment was $35.8 million, up 35.6% from the $26.4 million reported in the first quarter of 2005. Acquired businesses contributed $1.3 million, or 4.9 percentage points of the increase. The segment’s operating margin improved to 22.4% of sales, or 2.8 percentage points.

The Tech Group

The Tech Group segment is comprised of the Company’s plastic molding and assembly businesses, the largest part of which was acquired in May 2005. First quarter 2006 sales in the segment were $65.7 million, including $47.3 million from the acquired businesses. Reported sales for the 2005 quarter were $16.7 million and comparable sales grew by approximately 10% to $18.4 million, with that growth driven by continued strong demand for threaded juice and dairy container closures and inter-segment sales of plastic components used in the Company’s Flip-off seals. During the quarter, Pfizer, Inc. obtained regulatory approval for marketing its Exubera® Inhalation Insulin product in the US and Europe. The Tech Group is one of two manufacturers of the device used in that product. Sales of devices and components for pharmaceutical and medical device applications, including Exubera, were 52% of segment revenue in the quarter, or $34.2 million. Sales of products for consumer and industrial uses were 32% of segment revenue, or $21.0 million, and revenue from tooling and development projects were 16% of segment revenue, or $10.5 million.

For the segment, gross profit for the first quarter was $10.3 million, or 15.7% of sales, a one percentage point improvement in gross margin over the prior year period, attributed primarily to higher plant output in the previously existing business. Gross margin in the acquired Tech Group businesses was 14.3%.

The growth in Tech Group’s contribution to consolidated results had the effect of lowering consolidated gross margin by 1.1 percentage points when compared to the first quarter of 2005, which did not include results of the businesses acquired later in 2005. Excluding the effects of all acquisitions from both periods, consolidated gross margin would have improved by 2.9 percentage points, to 33.9%, in the 2006 quarter when compared to the year earlier period.

Increased SG&A spending in the segment was due to the inclusion in the current quarter of businesses acquired since the first quarter of 2005. Operating profit was $4.9 million, or 7.5% of sales, for the combined businesses, compared to $1.1 million, or 6.6% of sales in the 2005 quarter.

Corporate Costs and Other Items

Corporate costs were $3.9 million higher in the first quarter of 2006 than in the prior year first quarter, with $3 million of the increase being directly attributable to the impact of the Company’s share price on stock-based deferred compensation plans for board members and management. In the first quarter of 2006, the share price rose by $9.69 per share, or 38.7%, and in the first quarter of 2005 it declined by $1.13 per share. The balance of the corporate cost increases included severance payments, annual incentive compensation and other employment costs. The combined costs of other stock-based compensation plans increased modestly in the first quarter of 2006. In the first quarter of 2005 the Company implemented Financial Accounting Standard No. 123(R) and began recognizing expense for stock-based compensation.

The Company’s domestic pension expense is $2.3 million for the quarter, up from $1.3 million in the prior year. The amount of this expense is established for the year based on assessments of pension-related actuarial analyses, investment performance, and related assumptions and expectations as of the beginning of the year.

Net interest expense in the quarter increased $1.0 million due to higher debt levels associated with the 2005 business acquisitions. The Company redeemed $100 million of 6.81% notes due in April 2009 during the quarter, incurring a loss on debt extinguishment of $5.9 million, or $0.12 per diluted share, after tax. At the same time, the Company issued $100 million in value of new, Euro-denominated seven and ten year notes bearing interest at 4.215% and 4.38%, respectively. In addition, the Company renegotiated and extended the terms of its $200 million bank-financed revolving credit agreement. Among other things, the revised agreement extends the maturity date of the facility to February 27, 2011 and lowers applicable interest rates.

The expected effective tax rate for the year, which is used for determining quarterly income tax expense, is 30.3%, compared to 31.6% in the first quarter of 2005. The change is primarily attributable to the tax effects of the anticipated geographic mix of taxable income for 2006, which is used in estimating the annual effective tax rate. The geographic mix is expected to be somewhat more favorable in 2006 as a result of the inclusion of businesses acquired in 2005 for the full 2006 year. In addition, in the first quarter of 2006, the Company is recognizing as a discrete item a $0.4 million tax benefit, along with applicable interest, from the favorable resolution of a claim for a tax refund associated with an earlier disposition of business assets, or $0.01 per diluted share after tax.

Outlook for Full-Year 2006

The following forward-looking information is provided as a convenience to readers and is based on assumptions that the Company believes are reasonable, but many of which are beyond the Company’s control. Consequently, actual results are likely to differ from the Company’s estimates. Please refer to the “Cautionary Statement Regarding Forward-Looking Information” below.

The Company is updating its sales and earnings guidance for the year, indicating that it expects full-year sales to grow between 20% and 23%, producing consolidated revenue of between $840 and $860 million. An expected improvement in Pharmaceutical Systems’ gross margin, to 32.5% would increase consolidated gross margin to 28%. As a result of these changes and other changes in expectations, the Company now estimates full year 2006 diluted earnings per share from continuing operations to be between $1.68 and $1.78.

Commenting on the revised estimates, Dr. Morel said, “Based on our backlog, we believe that the unusual strength in our first quarter will continue through the second quarter. We are cautious about the second half of the year as we don’t have the kind of visibility that allows us to predict marginal sales and resulting product mix. We do know that some of the growth in the first part of the year is coming from customers building inventories for a variety of reasons that will not necessarily lead to repeat orders in the second half of the year. We are also concerned with the effects of unpredictable oil and energy-related prices, which have risen sharply in recent weeks.”

The Company is also reevaluating its capital needs and expects to accelerate capacity expansion, and now expects to spend an estimated $80 million of capital spending in 2006, up from its earlier estimate of $68 million.

The Company’s estimates of revenue and earnings for 2006 exclude: currency effects through the remainder of the year; the first quarter loss on debt extinguishment of $0.12 per diluted share; the prior period tax resolution of $0.01 per diluted share; income from discontinued operations; the impact of sustained price increases for oil, energy and other goods and services; significant changes to the Company share price that would effect compensation costs; and, changes in the relationship of SG&A costs to sales, other than that associated with previously disclosed increases in research and development spending.

Discontinued Operations

The Company completed the sale of the drug delivery technology assets of its former Drug Delivery Division in the first quarter of 2005, and that division’s remaining, clinical research operations in the third quarter of 2005. The $0.3 million, or $0.01 per diluted share, results of those businesses are reported as “discontinued operations” in the 2005 results being presented in this release. In April 2006, the Company was advised that its claim for certain tax benefits associated with the 2001 disposition of its former contract manufacturing and packaging business was allowable. Accordingly, it is reporting in the first quarter of 2006 the $3.8 million net effect of that resolution, or $0.12 per diluted share, as income from discontinued operations.

Conference Call

West Pharmaceutical Services will host a conference call to discuss these results today at 9:00 a.m. Eastern Daylight Savings Time. To participate in the call please dial (888) 843-9981 or (210) 234-0014, passcode: WST. A live web cast will be available along with an online archive of the broadcast that will be available within two hours of the live call and will remain on the Company’s website until the next quarterly conference call. Listeners may also access a telephone replay of the conference call, available through Thursday, May 11, 2006, by dialing (800) 513-1169.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world’s premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West’s customers include the world’s leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains some forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such statements give our current expectations or forecasts of future events – they do not relate strictly to historical or current facts. In particular, these include statements concerning future actions, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results. We have tried, wherever possible, to identify such statements by using words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition.

We cannot guarantee that any forward-looking statement will be realized. If known or unknown risks or uncertainties materialize, or if underlying assumptions are inaccurate, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. You should bear this in mind as you consider forward-looking statements. We cannot predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include the following: sales demand; timing and commercial success of customers’ products incorporating our products and services, including specifically, the Exubera® Inhalation-Powder insulin device; customers’ changes to inventory requirements and manufacturing plans that alter existing orders or ordering patterns for our products; our ability to pass raw-material cost increases on to customers through price increases; maintaining or improving production efficiencies and overhead absorption; physical limits on manufacturing capacity that may limit our ability to satisfy anticipated demand; the availability of labor to meet increased demand; competition from other providers; the successful integration of acquired businesses; average profitability, or mix, of products sold in a reporting period; financial performance of unconsolidated affiliates; strength of the U.S. dollar in relation to other currencies, particularly the Euro, UK Pound, Danish Krone, Japanese Yen and Singapore Dollar; interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components; raw-material price escalation, particularly petroleum-based raw materials, and energy costs; and availability and pricing of materials that may be affected by vendor concerns with exposure to product-related liability.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

West Reports 2006 First Quarter Results..

WEST PHARMACEUTICAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Quarter Ended
	March 31, 2006		March 31, 2005
Net sales	$222,800	100%	$149,500	100%
Cost of goods sold	155,900	70	103,100	69
Gross profit	66,900	30	46,400	31
Selling, general and administrative expenses	38,000	17	25,200	17
Other expense, net	700	—	1,100	1
Operating profit	28,200	13	20,100	13
Loss on debt extinguishment	5,900	3	—	—
Interest expense, net	3,000	1	2,000	1
Income before income taxes and minority interests	19,300	9	18,100	12
Provision for income taxes	5,400	3	5,700	4
Minority interests	100	—	—	—
Income from consolidated operations	13,800	6%	12,400	8%
Equity in net income of affiliated companies	500		600
Income from continuing operations	14,300		13,000
Discontinued operations, net of tax	3,800		300
Net income	$18,100		$13,300
Net income per share:
Basic:
Continuing operations	$.45		$.42
Discontinued operations	.12		.01
	$.57		$.43
Assuming dilution:
Continuing operations	$.43		$.41
Discontinued operations	.12		.01
	$.55		$.42
Average common shares outstanding	31,754		30,645
Average shares assuming dilution	33,125		31,775

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT INFORMATION (UNAUDITED)

(In thousands)

	Quarter Ended
	March 31
Net Sales:	2006	2005
Pharmaceutical Systems	$160,000	$135,000
Tech Group	65,700	16,700
Eliminations	(2,900)	(2,200)
Consolidated Total	$222,800	$149,500

Operating Profit (Loss):
Pharmaceutical Systems	$35,800	$26,400
Tech Group	4,900	1,100
Corporate costs	(8,800)	(4,900)
Restricted Stock Plan	(900)	(700)
Stock Options & Employee Stock Plan	(500)	(500)
Domestic pension expense	(2,300)	(1,300)
Consolidated Total	$28,200	$20,100

On August 2, 2005, the Company acquired a 90% interest in Medimop Medical Projects and its U.S. affiliate (Medimop). On February 11, 2005, the Company acquired Monarch Analytical Laboratories, Inc. (Monarch). The results of the Medimop and Monarch businesses are included within the Pharmaceutical Systems Segment. Medimop contributed $4,500 to net sales and $1,100 to operating profit for the three months ended March 31, 2006. Monarch contributed $1,100 and $400 to sales and $400 and $200 to operating profit for the three months ended March 31, 2006 and 2005, respectively.

On May 20, 2005, the Company completed the acquisition of The Tech Group, Inc. (“TGI”). TGI net sales and operating profit are included in the results under the Tech Group segment for the three-month period ended March 31, 2006. During that period, TGI contributed $47,300 to sales and $2,900 to operating profit.

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT COMPARISON (UNAUDITED)

(in millions)

					(Including Acquisitions)		(Excluding Acquisitions)
	Pharmaceutical Systems		Tech Group Segment		Consolidated		Consolidated
	Q1 2006	Q1 2005	Q1 2006	Q1 2005	Q1 2006	Q1 2005	Q1 2006	Q1 2005
Net Sales	$160.0	$135.0	$65.7	$16.7	$222.8	$149.5	$169.9	$149.1
Growth %	18.5%		292.9%		49.1%		14.0%

Gross Profit	$56.6	$44.0	$10.3	$2.5	$66.8	$46.4	$57.6	$46.3
Gross Margin %	35.4%	32.6%	15.7%	14.7%	30.0%	31.1%	33.9%	31.0%

Operating Profit	$35.8	$26.4	$4.9	$1.1	$28.2	$20.1	$23.8	$19.9
Operating Margin %	22.4%	19.6%	7.5%	6.6%	12.7%	13.5%	14.0%	13.4%

WEST PHARMACEUTICAL SERVICES

NON-GAAP MEASURES (UNAUDITED)

(in thousands, except per share data)

	As Reported March 31, 2006	Extinguishment of Debt	Tax Settlement	Non-GAAP March 31, 2006
Operating profit	$28,200	$—	$—	$28,200
Loss on debt extinguishment	5,900	(5,900)	—	—
Interest expense, net	3,000	—	200	3,200
Income before income taxes and minority interests	19,300	5,900	(200)	25,000
Provision for income taxes	5,400	1,800	400	7,600
Minority interests	100	—	—	100
Income from consolidated operations	13,800	4,100	(600)	17,300
Equity in net income of affiliated companies	500	—	—	500
Income from continuing operations	$14,300	$4,100	$(600)	$17,800

Net income per diluted share:
Continuing operations	$0.43	$0.12	$(0.01)	$0.54

The Company incurred a $5,900 pre-tax charge in connection with the refinancing of $100 million of debt obligations and recognized a tax benefit of $400 as a result of the conclusion of a claim for an earlier tax period. Interest income of $200 was recorded on the tax benefit received.

These items represent non-GAAP financial measures used by management to assess financial performance. Non-GAAP financial measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measures.